Exhibit 10.3

STANDSTILL AND LOCK-UP AGREEMENT

This STANDSTILL AND LOCK-UP AGREEMENT (this “Agreement”) is entered into as of June 5, 2013, by and among Media General, Inc., a Virginia corporation (the “Company”), and Standard General Fund L.P., a Delaware limited partnership and Standard General Communications, LLC a Delaware limited liability company, (each, an “Investor”, and collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, General Merger Sub 1, Inc., a Virginia corporation (“Merger Sub 1”), General Merger Sub 2, Inc., a Delaware corporation (“Merger Sub 2”), General Merger Sub 3, LLC, a Delaware limited liability company (“Merger Sub 3”), and New Young Broadcasting Holding Co., Inc., a Delaware corporation (“Phoenix”), the Company will reclassify each outstanding share of Class A Common Stock, par value $5.00 per share, of the Company and of Class B Common Stock, par value $5.00 per share, of the Company into one (1) share of either a newly-created class of Voting Common Stock of the Company (the “Company Voting Common Stock”), or a newly-created class of Non-Voting Common Stock of the Company (the “Non-Voting Company Common Stock” and, together with the Company Voting Common Stock, the “Company Common Stock”), determined in the manner set forth in the Merger Agreement, by means of a merger of Merger Sub 1 with and into the Company (the “Reclassification Merger”), on the terms and subject to the conditions set forth in the Merger Agreement, with the Company being the surviving company in the Reclassification Merger;

WHEREAS, the Company and Phoenix will, immediately following the consummation of the Reclassification Merger, effect a strategic business combination by means of a merger of Merger Sub 2 with and into Phoenix (the “Combination Merger” and the effective time of such merger, the “Effective Time”), on the terms and subject to the conditions set forth in the Merger Agreement, with Phoenix being the surviving company in such merger (the “Surviving Intermediate Corporation”), and in connection therewith, each outstanding share of Class A Common Stock, par value $0.01 per share, of Phoenix (the “Phoenix Class A Common Stock”) and each outstanding share of Class B Non-Voting Common Stock, par value $0.01 per share, of Phoenix (the “Phoenix Class B Common Stock”) will be converted into the right to receive a number of shares of Company Voting Common Stock or Company Non-Voting Common Stock determined in the manner set forth in the Merger Agreement;

WHEREAS, Merger Sub 3 and the Surviving Intermediate Corporation will, immediately following the consummation of the Combination Merger, effect a merger of the Surviving Intermediate Corporation with and into Merger Sub 3 (the “Conversion Merger”), with Merger Sub 3 being the surviving limited liability company in the Conversion Merger (the “Surviving Company”), and with the Surviving Company continuing as a wholly-owned subsidiary of the Company; and

WHEREAS, as a condition to the willingness of the Company, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Company, Merger Sub 1, Merger Sub 2 and Merger Sub 3 have required that the Investors agree, and the Investors have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Defined Terms. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate of any Investor.

(b) “Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act without giving effect to the 60-day limitation on determining beneficial ownership contained in Rule 13d-3(d) under the Exchange Act), and shall include any such securities that the applicable Person or Group has the right to acquire pursuant to any agreement, arrangement or understanding, whether or not in writing and whether or not subject to conditions, and any such securities in respect of which the applicable Person is subject to the economic consequence of ownership thereof by reason of any hedging, swap or similar transaction or transactions, whether any such hedge, swap or similar transaction or transactions is to be settled by delivery of securities, in cash or otherwise; provided, that, none of the Investors, the Related Persons and their respective Affiliates shall be deemed to “Beneficially Own” any of the securities underlying the General Support Agreement (as such term is defined in the Merger Agreement).

(c) “Board” means the board of directors of the Company.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York and Richmond, Virginia are authorized or obligated by Law or executive order to close.

(e) “Change of Control of the Company” means any merger, share exchange, consolidation, other business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction (or series of related transactions): (A) in which the Company is a constituent corporation and which results in a Person or Group (other than any of the Investors or any Group including any Investor) Beneficially Owning 50% or more of the equity securities of the Company (or, if such transaction involves the creation of a holding company, 50% or more of the equity securities of such holding company); (B) in which a Person or Group (other than any of the Investors or any Group including any Investor) directly or indirectly acquires beneficial ownership of 50% or more of the equity securities of the Company (or, if such transaction involves the creation of a holding company, 50% or more of the equity securities of such holding company); or (C) in which the Company issues securities representing 50% or more of the equity securities of the Company to any Person or Group (or, if such transaction involves the creation of a holding company, 50% or more of the equity securities of such holding company).

(f) “Company Charter” means the Amended and Restated Articles of Incorporation of the Company in effect as of the Effective Time and as may be amended from time to time after the date thereof.

(g) “Company Stock” means the Company Voting Common Stock and shall also be deemed to refer to any securities of any kind whatsoever of the Company which may be issued in respect thereof, or in exchange therefor, pursuant to any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization.

(j) “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and Regulation13D-G thereunder.

(k) “Investor Director” means any member of the Board that is an Affiliate, director, officer or employee of any Investor.

(l) “Independent Director” means any member of the Board who is both (i) not a Phoenix Designee or an Investor Director and (ii) is considered an independent director of the Company under Rule 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor rule).

(m) “Law” means any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity.

(n) “Nominating Committee” means the Nominating and Corporate Governance Committee of the Board.

(o) “Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

(p) “Phoenix Designee” has the meaning given to such term in the Company Charter.

(q) “Public Offering” means an underwritten public Offering of equity securities of the Company pursuant to an effective Registration Statement under the Securities Act.

(r) “Registration Rights Agreement” has the meaning given to such term in the Merger Agreement.

(s) “Registration Statement” means the prospectus and other documents filed with the Commission to effect a registration under the Securities Act.

(t) “Related Person” means, with respect to any Investor, Mr. Soohyung Kim; any other investment fund that is managed or advised by Standard General, L.P. or Mr. Soohyung Kim and over which he directs investment decisions; or any other Person that is a Subsidiary of Standard General L.P. or Mr. Soohyung Kim.

(u) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(v) “Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors, general partner, managing member or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person.

(w) “Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or other agreement, transaction or series of transactions, in each case that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, the capital stock of the Company and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that no Transfer shall be deemed to have occurred as a result of the entry into, modification of or existence of any bona fide pledge of Company Stock in connection with a secured borrowing transaction, the pledgee with respect to which is a financial institution in the business of engaging in secured lending and similar transactions and which has entered into such transaction in the ordinary course of business. “Transferee” shall have a correlative meaning.

ARTICLE II
TRANSFER RESTRICTIONS

SECTION 2.1 Restrictions on Transfers.

(a) From and after the Effective Time, until the six-month anniversary of the Effective Time, no Investor shall Transfer, and each Investor shall cause each of its respective Related Persons not to Transfer, any shares of Company Stock or grant any option or right to purchase such Company Stock.

(b) From and after the Effective Time, no Investor shall Transfer, and each Investor shall cause each of its respective Related Persons not to Transfer, any shares of Company Stock or grant any option or right to purchase such Company Stock in one or more transactions if, to such Investor’s knowledge (after inquiring of, and receiving answers from, the proposed Transferee(s) or grantee(s) of such shares, options or rights regarding the Beneficial Ownership of Company Stock of such Transferee(s)), after giving effect to such Transfer, any Person or Group would Beneficially Own 15% or more of the outstanding shares of Company Stock.

(c) The restrictions set forth in Sections 2.1(a) and 2.1(b) shall not apply to:

(i) After the six-month anniversary of the Effective Time, (A) Transfers to underwriters who acquire shares of the Company Stock with the intent to resell or distribute such shares in connection with a Public Offering pursuant to the Registration Rights Agreement or otherwise and (B) Transfers in transactions that would be consistent with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule, including Transfers in brokers’ transactions; provided that such Transfers would not, to the Investor’s knowledge (without any duty of inquiry), result in such underwriter or any broker, investment bank or other financial intermediary executing such transaction, Transferring such Company Stock to any Person or Group that would Beneficially Own fifteen percent (15%) or more of the outstanding shares of Common Stock after giving effect to such Transfer (such percentage to be calculated in accordance with Rule 13d-3(d) under the Exchange Act);

(ii) (A) solely to tender into a tender or exchange offer by any Person or Group not Affiliated with the Investors in which such Person or Group is seeking to purchase shares of Company Stock, on the same terms applicable to other holders of shares of Company Stock and (B) Transfers in connection with any merger, consolidation, share exchange, liquidation, dissolution or similar transaction on the same terms applicable to other holders of shares of Company Stock; or

(iii) Transfers to one or more investment funds that are Related Persons; provided that, if any such investment fund ceases at any time after such Transfer to be a Related Person such investment fund shall immediately, upon ceasing to be a Related Person, Transfer its shares of Company Stock to a Related Person, and execute a customary joinder as described above. Any such Transferee shall be deemed to be an “Investor” hereunder. Unless such Transferee executes a customary joinder to this Agreement in form and substance reasonably satisfactory to a majority of the members of the Board who are Independent Directors, Standard General Master Fund, L.P. hereby agrees to be responsible for such Transferee’s performance of its obligations as an Investor hereunder.

SECTION 2.2 Waiver. The restrictions on Transfer set forth in Section 2.1 may be waived with respect to any specific Transfer by the prior approval of a majority of the members of the Board who are Independent Directors.

SECTION 2.3 Transfers in Violation. Any Transfer or attempted Transfer of shares of Company Stock in violation of Section 2.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company. For the avoidance of doubt, no Investor may effect any Transfer of shares of Company Stock the purpose of which is to intentionally circumvent or frustrate the actual intent of any of the provisions in this Agreement.

SECTION 2.4 Interim Period Restrictions.

(a) Each of the Investors hereby agrees that it shall not, and shall cause each Related Person not to, prior to the Effective Time, purchase or otherwise acquire (i) any shares of capital stock of General or any rights, warrants, options or other securities exercisable, convertible or exchangeable for (other than shares of Phoenix Class A Common Stock or Phoenix Class B Common Stock or Phoenix Warrants (as such term is defined in the Merger Agreement)), or the value of which is determined by reference to any such shares of capital stock (“General Equity”) (other than pursuant to the Combination Merger) or (ii) any shares of Phoenix Class A Common Stock or Phoenix Class B Common Stock or Phoenix Warrants or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined by reference to any such shares of capital stock or warrants, (unless, in the case of this clause (ii), after giving effect to any such purchase or acquisition, the Investors and their Related Persons would not Beneficially Own at the Effective Time (after giving effect to the Company Common Stock they will receive in the Combination Merger) greater than forty percent (40%) of the outstanding shares of the Company Common Stock (such percentage to be calculated in accordance with Rule 13d-3(d) under the Exchange Act).

(b) Except in respect of Transfers to one or more investment funds that are Related Persons, each of the Investors hereby agrees that it shall not, and shall cause each Related Person not to, prior to the Effective Time, Transfer any shares of Phoenix Class A Common Stock or Phoenix Class B Common Stock or any Phoenix Warrants, or grant any option or right to purchase such Phoenix Class A Common Stock, Phoenix Class B Common Stock or Phoenix Warrants, in one or more transactions if, to such Investor’s knowledge (after inquiring of, and receiving answers from, the proposed Transferee(s) or grantee(s) of such shares, options or rights regarding the Beneficial Ownership of Company Stock of such Transferee(s)), after giving effect to such Transfer, any Person or Group would Beneficially Own at the Effective Time (after giving effect to the Company Common Stock such Person or Group will receive in the Combination Merger) fifteen percent (15%) or more of the outstanding shares of the Company Common Stock (such percentage to be calculated in accordance with Rule 13d-3(d) under the Exchange Act).

ARTICLE III
STANDSTILL

SECTION 3.1 Standstill.

(a) Each Investor shall not, and shall not permit any of its Related Persons to, without the prior approval of a majority of the Independent Directors:

(i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, any shares of Company Stock, or securities of the Company that are convertible into or exchangeable or exercisable for shares of Company Stock (or any securities that are convertible into or exchangeable or exercisable for any such securities), if, following such acquisition or other action, the Investors and their respective Related Persons would Beneficially Own, in the aggregate, shares of Company Stock representing more than forty percent (40%) of the outstanding shares of Company Stock (such percentage to be calculated in accordance with Rule 13d-3(d) under the Exchange Act);

(ii) form, join or in any way participate in a Group (other than a Group consisting solely of the Investors and their respective Related Persons, or any Group formed as a result of Phoenix’s entry into the General Support Agreement), with respect to any shares of Company Stock (or securities of the Company that are convertible into or exchangeable or exercisable for shares of Company Stock (or any securities that are convertible into or exchangeable or exercisable for any such securities)) or any other voting securities of the Company;

(iii) until the date immediately following the 2017 annual meeting of the shareholders of the Company (the “2017 Annual Meeting”) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or call, or seek to call, a meeting of the shareholders of the Company or initiate any shareholder proposal for action by shareholders of the Company; provided, that the obligations set forth in this clause (iii) shall not apply in the event that the Company does not comply in any material respect with Article V of the Company Charter or Article V of the Company Charter is determined by a final judgment of a court (or for so long as any temporary restraining order, preliminary injunction or similar remedy bars the enforcement of Article V of the Company Charter in accordance with its terms) or by a regulator, stock exchange or self-regulatory agency having jurisdiction over the Company or to whose rules the Company is subject to be unenforceable in any material respect; or

(iv) publicly disclose any intention, plan, proposal or arrangement prohibited by, or inconsistent with, the foregoing or advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing (provided that this Section 3.1(a) shall in no way limit the activities of any Investor Director taken in good faith solely in his or her capacity as a director of the Company).

SECTION 3.2 Excess Ownership. In the event that, by reason of any repurchase of shares of Company Stock by the Company or otherwise, the Investors and their respective Related Persons hold or share among them the right to exercise, or otherwise cause to be voted, directly or indirectly, more than forty percent (40%) of the ordinary voting power of all shares of Company Stock, the amount of shares of Company Stock representing more than forty percent (40%) of such ordinary voting power (the “Excess Shares”) shall be converted into Company Non-Voting Stock, and the Company and the Investors shall take all necessary action to cause such conversion to occur as promptly as practicable. If such conversion does not occur prior to any record date applicable to any vote of the shareholders of the Company, the Investors shall, and shall as necessary cause their respective Related Persons to, take all necessary action to cause the Excess Shares to be voted in proportion to the votes of the other shareholders of the Company. The foregoing shall not be construed as limiting the remedies available to the Company in the event of a breach of Section 3.1 by any of the Investors.

ARTICLE IV
COVENANTS

SECTION 4.1 Covenants of the Company. The Company hereby agrees to use its reasonable efforts to cause the 2014 annual meeting of the shareholders of the Company to be held as soon as reasonably practicable following the Closing (but not earlier than April 30, 2014).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby represents and warrants to the Company as follows:

SECTION 5.1 Authorization. Such Investor has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Investor and, assuming it has been duly and validly authorized, executed and delivered by the Company, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by such Investor does not and the performance of this Agreement by such Investor will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on such party or any of its properties; or (iii) constitute a violation by such Investor of any law, regulation, rule or ordinance applicable to such party, in each case, except for any violation, conflict or consent as would not impair the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

SECTION 5.3 Ownership of Shares. Each Investor is not the record or beneficial owner of any General Equity (other than any deemed beneficial ownership in respect of the General Support Agreement).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors as follows:

SECTION 6.1 Authorization. The Company has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and, assuming it has been duly and validly executed and delivered by each Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms of this Agreement.

SECTION 6.2 No Conflicts. The execution and delivery of this Agreement by the Company does not and the performance of this Agreement by the Company will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on it or any of its properties; or (iii) constitute a violation by the Company of any law, regulation, rule or ordinance applicable to it, in each case, except for any violation, conflict or consent as would not impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1 Effectiveness; Term. Except with respect to Sections 2.4 and 5.3 (and Article VII with respect thereto) which are in effect as of the date hereof, this Agreement will be effective as of the Effective Time and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) its termination by the consent of the Investors and a majority of the Independent Directors, (b) a Change of Control of the Company and (c) such time as the Investors and their Related Persons cease, in the aggregate, to Beneficially Own at least 5% of the issued and outstanding Company Stock. This Agreement will automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

SECTION 7.2 Amendments, Waivers, etc. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties and approved by a majority of the Independent Directors. Except as provided in this Agreement, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking the action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. No waiver by the Company shall be effective unless approved by a majority of the Independent Directors.

SECTION 7.3 Enforcement of Agreement; Specific Performance. The parties acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any of the parties could not be adequately compensated by monetary damages alone and that the non-breaching parties would not have any adequate remedy at law. Accordingly, the parties shall be entitled (in addition to any other remedy that may be available to them whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The parties hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each party hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. The parties agree that their initial choices of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, the parties may seek alternative remedies, including damages in the same or another proceeding.

SECTION 7.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation sent by express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), or (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     If to the Company, addressed to it at:

Media General, Inc.
333 E. Franklin Street
Richmond, Virginia 23219
Attention:      James F. Woodward
          Andrew C. Carington, Esq.
Facsimile: (804) 887-7021

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Philip Richter, Esq.
                      John E. Sorkin, Esq.
Facsimile:     (212) 859-4000

and

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036
Attention:      Stephen Glover, Esq.
Facsimile:      (202) 530-9598

(b)     If to any Investor, addressed to it at:

c/o Standard General LP
767 Fifth Avenue, 12th Floor
New York, NY 10153
Attention: David Glazek
Facsimile: (212) 257-4709

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY
Attention: Jonathan E. Levitsky, Esq.
Facsimile: (212) 521-7823

SECTION 7.5 Headings; Titles. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 7.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.7 Entire Agreement. This Agreement (and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

SECTION 7.8 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that the Company may assign its rights, interests or obligations hereunder to one or more of its Subsidiaries or any successor in interest to the Company by means of a merger, consolidation, reorganization, sale of all or substantially all of its assets, or similar transaction. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and shall be binding upon each Investor and such Investor’s successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of the Company, its successors and assigns and, in the case of any Investor, such Investor’s successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Independent Directors are express third-party beneficiaries to this Agreement solely with respect to any provision hereof that requires the approval of the Independent Directors for those actions described therein. Each of the Company, on the one hand, and the Investors, on the other hand, shall take any further action and execute any other instruments as may be reasonably requested by the other to effectuate this Agreement.

SECTION 7.9 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 7.10 Governing Law and Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the internal Laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.4 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.11 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

SECTION 7.12 Liability. The rights and obligations of each of the Investors under this Agreement shall be several and not joint. All references to actions to be taken by the Investors, or representations and warranties to be made by the Investors, under this Agreement refer to actions to be taken or representations and warranties to be made by the Investors, as applicable, acting severally and not jointly.

(Signature page follows)

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be duly executed as of the day and year first above written.

MEDIA GENERAL, INC.

By: /s/ James F. Woodward

Name: James F. Woodward

Title: Vice President and Chief Financial Officer

INVESTORS:

STANDARD GENERAL FUND L.P.

By: /s/ Soohyung Kim

Name: Sooyhung Kim

Title: Chief Investment Officer

STANDARD GENERAL COMMUNICATIONS, LLC

By: /s/ Soohyung Kim

Name: Sooyhung Kim

Title: Chief Investment Officer

Signature Page to Shareholders’ Agreement